UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549


                                 FORM 8-K


                              CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported): June 24, 2004



                                 NIKE, INC.

          (Exact Name of Registrant as Specified in Charter)


       Oregon                  1-10635                 93-0584541
    ____________             ____________             ____________

   (State of                  (Commission            (I.R.S.Employer
   Incorporation)            File Number)          Identification No.)

                             One Bowerman Drive
                         Beaverton, Oregon 97005-6453

                   (Address of Principal Executive Offices)
                          __________________________

                               (503) 671-6453

             (Registrant's telephone number, including area code)

                          ___________________________

Item 7. Financial Statements and Exhibits.

    (c) Exhibits.

    The following exhibit is furnished with this Form 8-K:

    99. Press Release dated June 24, 2004

Item 12. Results of Operations and Financial Condition).

Today NIKE, Inc. issued its fourth quarter earnings press release. A copy of the release is attached hereto as Exhibit 99.

                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NIKE, Inc.
                                         (Registrant)

Date:  June 24, 2004

                                         __________________________
                                         By: Donald W. Blair
                                           Chief Financial Officer

Exhibit 99

                       FOR IMMEDIATE RELEASE

       INVESTOR CONTACT:                          MEDIA CONTACT:
       Pamela Catlett                             Joani Komlos
       503.671.4589                               503.671.2013


                NIKE REPORTS RECORD FINANCIAL RESULTS:
               FULL YEAR EARNINGS PER SHARE REACH $3.51;
                FULL YEAR REVENUES EXCEED $12 BILLION;
            WORLDWIDE FUTURES ORDERS INCREASE 10.7 PERCENT.


Highlights:

- Full year earnings per diluted share were $3.51, up 27 percent before prior year accounting change; fourth quarter earnings per diluted share increased 23 percent to $1.13
- Full year revenues increased 15 percent to $12.3 billion; fourth quarter revenues increased 17 percent to $3.5 billion
- Company achieved highest gross margin level in history for the fourth quarter and full year
-     Worldwide futures orders increased 10.7 percent
- Completed $1 billion share repurchase program implemented in 2000; authorized new 4-year, $1.5 billion plan

Beaverton, OR (June 24, 2004) -- NIKE, Inc. (NYSE:NKE) today reported revenues and earnings for the Company's fourth quarter and fiscal year ended May 31, 2004. Fourth quarter revenues increased 17 percent to $3.5 billion, versus $3.0 billion for the same period last year. Seven percentage points of this growth were the result of changes in currency exchange rates. Fourth quarter net income totaled $305.0 million, or $1.13 per diluted share, compared to $246.2 million, or $0.92 per diluted share in the prior year.

For the fiscal year ended May 31, 2004, revenues increased 15 percent to $12.3 billion, compared to $10.7 billion in fiscal year 2003. Changes in currency exchange rates contributed seven percentage points of this growth. Full year net income totaled $945.6 million, or $3.51 per diluted share, versus $740.1 million before accounting change, or $2.77 per diluted share, in 2003. After a one-time charge from the cumulative effect of implementing Financial Accounting Standards Board Statement 142 (Goodwill and Other Intangible Assets), the Company posted net income of $474.0 million, or $1.77 per diluted share in 2003.

Philip H. Knight, Chairman and Chief Executive Officer said, "It was a great year for the Nike brand around the world, complemented by outstanding results across our brand portfolio and the acquisition of Converse. We managed the business well, recording our highest gross margins ever and generating tremendous cash flow. But, most importantly," Knight added, "we focused on doing what we do best: creating energy and excitement through innovative new products and strong connections with consumers. As a result, Nike, Inc. posted its strongest revenue and earnings per share growth in five years, delivering 15 and 27* percent increases, respectively."

Knight continued, "It was also a great year for Nike shareholders. Nike's stock price increased 27% for fiscal year 2004. During the year we raised our quarterly dividend over 40%, and in the fourth quarter, we completed our four-year $1 billion share repurchase program. Over the past four years, Nike has returned $1.6 billion to shareholders through share repurchases and dividends. And I'm pleased to announce that our Board has authorized a new four-year, $1.5 billion share repurchase program, reflecting confidence in our ability to continue to deliver strong cash flows in the future."**


Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery between June and November 2004, totaling $5.5 billion, 10.7 percent higher than such orders reported for the same period last year. One point of this growth was due to changes in currency exchange rates.**

By region, U.S. futures were up 10 percent; Europe increased nine percent; Asia Pacific grew 21 percent; and the Americas increased four percent. Changes in currency exchange rates had a favorable impact of three percentage points in Europe and two percentage points in Asia Pacific. The Americas orders included a six percentage point decline due to changes in currency exchange rates.**

Knight said, "Nike's brand momentum was clearly evident in our futures results, which reached their highest level in seven years. All of our regions posted healthy futures increases in both footwear and apparel, but we're particularly encouraged by results in the U.S. The region reported its strongest footwear futures growth in eight years."**

Regional Highlights

USA
___

During the fourth quarter, U.S. revenues increased six percent to $1.3 billion. U.S. athletic footwear revenues increased seven percent to $851.2 million. Apparel revenues grew four percent to $359.4 million. Equipment revenues increased two percent to $74.1 million.

For the full fiscal year, USA revenues were up three percent to $4.8 billion. Footwear revenues increased two percent to $3.1 billion; apparel revenues grew six percent to $1.4 billion; and equipment revenues grew one percent to $289.8 million.

Europe
______

Quarterly revenues for the European region (which includes the Middle East and Africa) grew 16 percent to $1.1 billion. Fourteen percentage points of this growth were the result of changes in currency exchange rates. Footwear revenues increased five percent to $632.0 million, apparel revenues increased 33 percent to $382.9 million and equipment revenues increased 43 percent to $77.1 million.

For the full year, European revenues grew 18 percent to $3.8 billion, compared to $3.2 billion last year. Sixteen percentage points of this growth were the result of changes in currency exchange rates. Footwear revenues were up 18 percent to $2.2 billion. Apparel revenues increased 18 percent to $1.3 billion and equipment revenues rose 26 percent to $268.4 million.

Asia Pacific
____________

In the Asia Pacific Region, quarterly revenues grew 25 percent to $450.0 million. Ten percentage points of this growth were the result of changes in currency exchange rates. Footwear revenues were up 20 percent to $232.7 million; apparel revenues increased 32 percent to $174.4 million and equipment revenues grew 30 percent to $42.9 million.

Full-year Asia Pacific revenues increased 20 percent to $1.6 billion, compared to $1.3 billion last year. Eight percentage points of this growth were the result of changes in currency exchange rates. Footwear revenues increased 17 percent to $855.3 million. Apparel revenues were up 23 percent to $612.3 million. Equipment revenues increased 21 percent to $145.8 million.

Americas
________

Quarterly revenues in the Americas region increased 25 percent to $180.0 million. This growth rate reflected a nine percentage point increase due to changes in currency exchange rates. Footwear revenues were up 26 percent to $116.0 million, apparel revenues increased 24 percent to $48.5 million and equipment revenues increased 25 percent to $15.5 million.

For the full year, Americas revenues increased 19 percent to $624.8 million, compared to $527.0 million last year. Eight percentage points of this growth were the result of changes in currency exchange rates. Footwear revenues increased 22 percent to $412.0 million, apparel revenues grew 12 percent to $165.8 million and equipment revenues increased 13 percent to $47.0 million.

Other Revenues
______________

In the fourth quarter, other revenues, which include Nike Golf, Converse, Inc., Bauer NIKE Hockey Inc., Cole Haan(registered), and Hurley International LLC, grew 50 percent to $480.4 million. For the full year, other revenues increased 51 percent to $1.4 billion. The acquisition of Converse accounted for 28 and 24 percentage points of this increase for the quarter and year, respectively.

Income Statement Review

In the fourth quarter, gross margins were 43.8 percent of revenue compared to 41.5 percent last year. For the full year, gross margins were
42.9 percent compared to 41.0 percent last year. Selling and administrative expenses were 29.8 percent of fourth quarter revenues, compared to 27.8 percent last year. For the full year, selling and administrative expenses were 30.2 percent of full year revenues versus
29.5 percent last year. The effective tax rate was 34.8 percent for the fourth quarter and the full year.

Balance Sheet Review

At fiscal year-end, global inventories stood at $1.6 billion, an increase of 8 percent from last year. Cash and short-term investments were $1.2 billion at fiscal year-end, compared to $634.0 million last year.

Share Repurchase

During the quarter, the Company purchased a total of 2,282,692 shares for approximately $171 million, completing the $1 billion share repurchase program that was approved by the Board of Directors in June 2000.
Effective today, the Board authorized a new four-year, $1.5 billion program.

NIKE, Inc. based in Beaverton, Oregon is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Bauer NIKE Hockey Inc., a leading designer and distributor of hockey equipment; Cole Haan(registered), which designs, markets, and distributes fine dress and casual shoes and accessories; and Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories.

NIKE's earnings releases and other financial information are available on
the Internet at www.NikeBiz.com/invest.   This quarter, Nikebiz will
feature expanded information and relevant highlights of product and key initiatives for the reporting period.

*The marked reference to earnings indicates earnings per diluted share before prior years accounting change and restructuring charge.

**The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and
10-K.   Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, which may vary significantly from quarter to quarter.


                             (Tables Follow)







                   NIKE, INC. CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE QUARTER ENDED MAY 31, 2004
                       (In millions, except per share data)
INCOME                       QUARTER ENDING                YEAR TO DATE ENDING
STATEMENT*               05/31/2004  05/31/2003  %Chg   05/31/2004  05/31/2003  %Chg
======================================================  ============================
Revenues                   $3,487.1    $2,985.1   17%    $12,253.1   $10,697.0   15%
Cost of Sales               1,958.4     1,744.9   12%      7,001.4     6,313.6   11%
Gross Profit                1,528.7     1,240.2   23%      5,251.7     4,383.4   20%
% of revenue                 43.8 %      41.5 %             42.9 %      41.0 %

SG&A                        1,037.9       829.5   25%      3,702.0     3,154.1   17%
% of revenue                 29.8 %      27.8 %             30.2 %      29.5 %

Interest Expense                3.9        7.4   -47%         25.0        28.8  -13%
Other                          19.4       31.4   -38%         74.7        77.5   -4%
                        -----------------------         ----------------------

Income before income
taxes and cumulative
effect of accounting
change                        467.5       371.9   26%      1,450.0     1,123.0   29%
Income Taxes                  162.5       125.7   29%        504.4       382.9   32%
                             34.8 %      33.8 %             34.8 %      34.1 %
Income be cumulative
effect of accounting
change                        305.0      246.2    24%        945.6       740.1   28%
Cumulative effect of
accounting change, net
of income taxes                   -          -                   -       266.1
                        -----------------------         ----------------------
Net Income                   $305.0      $246.2   24%       $945.6      $474.0   99%
                        =======================         ======================
Diluted EPS - before
accounting change             $1.13       $0.92   23%        $3.51       $2.77   27%
Cumulative effect of
accounting change                 -           -                  -       (1.00)
                        -----------------------         ----------------------
                              $1.13       $0.92   23%        $3.51       $1.77   98%
                        =======================         ======================


Basic EPS - before
accounting change            $1.16       $0.93    25%        $3.59       $2.80   28%
Cumulative effect of
accounting change                -           -                   -       (1.01)
                        -----------------------         ----------------------
                             $1.16       $0.93    25%        $3.59       $1.79  101%
                        =======================         ======================


Weighted Average Common Shares Outstanding:

Diluted                       270.8       267.6              269.7       267.6
Basic                         263.2       264.0              263.2       264.5
                        =======================         =======================
Dividend                      $0.20       $0.14              $0.74       $0.54
                        =======================         =======================

*Certain prior year amounts have been reclassified to conform to fiscal year
2004 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.



NIKE, Inc.
BALANCE SHEET*             05/31/2004   05/31/2003
==================================================
   ASSETS
Cash & Investments             $828.0       $634.0
Short-term Investments          400.8            -
Accounts Receivable           2,120.2      2,083.9
Inventory                     1,633.6      1,514.9
Deferred Taxes                  165.0        221.8
Prepaid Expenses                364.4        332.5
    Current Assets            5,512.0      4,787.1

Fixed Assets                  3,132.3      2,988.8
Depreciation                  1,545.4      1,368.0
    Net Fixed Assets          1,586.9      1,620.8
Identifiable Intangible
   Assets and Goodwill          501.7        183.8
Other Assets                    291.0        229.4

                          ------------------------
Total Assets                 $7,891.6     $6,821.1
                          ========================

  LIAB AND EQUITY
Current Long-Term Debt          $ 6.6       $205.7
Payable to Banks                146.0         75.4
Accounts Payable                763.8        572.7
Accrued Liabilities             974.4      1,036.2
Income Taxes Payable            118.2        130.6
  Current Liabilities         2,009.0      2,020.6

Long-term Debt                  682.4        551.6
Def Inc Taxes & Oth Liab        418.2        257.9
Preferred Stock                   0.3          0.3
Common Equity                 4,781.7      3,990.7

                          ------------------------
Total Liab. & Equity         $7,891.6     $6,821.1
                          ========================


NIKE, INC                      QUARTER ENDING               YEAR TO DATE ENDING
Divisional Revenues*      05/31/2004 05/31/2003  %Chg   05/31/2004 05/31/2003  %Chg
=====================================================  ============================
USA Region
     Footwear                 $851.2     $797.0    7%     $3,070.4   $3,019.5    2%
     Apparel                   359.4      345.7    4%      1,433.5    1,351.0    6%
     Equipment and other        74.1       72.6    2%        289.8      287.9    1%
                         ----------------------        ----------------------
          Total              1,284.7    1,215.3    6%      4,793.7    4,658.4    3%

EMEA Region
     Footwear                  632.0      603.5    5%      2,232.2    1,896.0   18%
     Apparel                   382.9      288.0   33%      1,333.8    1,133.1   18%
     Equipment and other        77.1       53.8   43%        268.4      212.6   26%
                         ----------------------        ----------------------
          Total              1,092.0      945.3   16%      3,834.4    3,241.7   18%

Asia Pacific Region
     Footwear                  232.7      194.3   20%        855.3      730.6   17%
     Apparel                   174.4      132.2   32%        612.3      497.8   23%
     Equipment and other        42.9       32.9   30%        145.8      120.8   21%
                         ----------------------        ----------------------
          Total                450.0      359.4   25%      1,613.4    1,349.2   20%

Americas Region
     Footwear                  116.0       92.2   26%        412.0      337.3   22%
     Apparel                    48.5       39.2   24%        165.8      148.1   12%
     Equipment and other        15.5       12.4   25%         47.0       41.6   13%
                         ----------------------        ----------------------
          Total                180.0      143.8   25%        624.8      527.0   19%

                             3,006.7    2,663.8   13%     10,866.3    9,776.3   11%

Other Brands                   480.4      321.3   50%      1,386.8      920.7   51%

Total NIKE Inc. Revenues    $3,487.1   $2,985.1   17%    $12,253.1  $10,697.0   15%